Exhibit 99.1

CURATIVE BIOSCIENCES, INC.

2018 EQUITY COMPENSATION PLAN

1. PURPOSE OF THE PLAN

The purpose of the Curative Biosciences, Inc. 2018 Equity Compensation Plan (the “Plan”) is to increase shareholder value and to advance the interests of the Company and its subsidiaries (collectively, the “Company”) by furnishing stock-based economic compensation awards or incentives designed to attract, retain, reward, and motivate the Company’s key employees, officers, directors, consultants, and advisors and to strengthen the mutuality of interests between such persons and Company’s shareholders. Incentives consist of opportunities to purchase or receive shares of common stock, $0.001 par value per share, of Company (the “Common Stock”) or cash valued in relation to Common Stock, on terms determined under this Plan. As used in this Plan, the term “subsidiary” means any corporation, limited liability company, or other entity of which Company owns (directly or indirectly) within the meaning of Section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”), 50% or more of the total combined voting power of all classes of stock, membership interests, or other equity interests issued thereby.

2. DEFINITIONS

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a) Act: The Securities Exchange Act of 1934, as amended, or any successor thereto.

(b) Affiliate: With respect to the Company, any company directly or indirectly controlling, controlled by, or under common control with, the Company or any other entity designated by the Board of Directors of the Company in which the Company has an interest.

(c) Award: An Option or Stock-Based Award granted pursuant to the Plan. (d) Beneficial Owner: A “beneficial owner”, as such term is defined in Rule 13d-3 under the Act (or any successor rule thereto).

(d) Beneficial Owner: A “beneficial owner” as such term is defined in Rule 13d-3 under the Act (or any successor rule thereto)

(e) Board: The Board of Directors of the Company.

(f) Board Change: Within the twenty-four consecutive-month period following the occurrence of any of the events set forth in Section 2(v)(i), individuals who immediately prior to the occurrence of any of such events constitute the Board cease for any reason to constitute at least a majority thereof (other than in the event of a director’s death or Disability).

(g) Cause: In the event that a Participant is a party to an employment agreement with the Company, the Parent, a Subsidiary or an Affiliate at the date an Award is granted, “Cause” shall have the same meaning ascribed to such term in such employment agreement. In the event that a Participant is not party to any such employment agreement or there is no

(h) such definition, “Cause” shall be defined as follows:

(i) a Participant’s continued failure substantially to perform the Participant’s duties (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 10 days following written notice by the Company to the Participant of such failure; or

(ii) dishonesty in the performance of, or willful malfeasance or willful misconduct in connection with, a Participant’s duties; or

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(iii) an act or acts on a Participant’s part constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude; or

(iv) any act or omission of a Participant which is materially injurious to the financial condition or business reputation of Parent, the Company or any of its Subsidiaries or Affiliates; or

(v) a Participant’s breach of any restrictive covenants contained in any agreement with the Company or any of its Subsidiaries or Affiliates to which Participant is a party.

(i) Change in Control: The occurrence of any of the following events:

(i) any Person, other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Stock of the Company, becomes the Beneficial Owner, directly or indirectly, of securities of the Company, (a) representing a greater percentage of the combined voting power of the Company’s then-outstanding securities than the percentage of the combined voting power of the Company’s then-outstanding securities held by Parent and its Affiliates and (b) representing 30% or more of the combined voting power of the Company’s then-outstanding securities; or

(ii) during any period of twenty-four months (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board, and any new director (other than (A) a director nominated by a Person who has entered into an agreement with the Company to effect a transaction described in Sections 2(h)(i), (iii) or (iv) of the Plan, (B) a director nominated by any Person (including the Company) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change in Control or (C) a director nominated by any Person, other than Parent and its Affiliates, who is the Beneficial Owner, directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company’s securities) whose election by the Board or nomination for election by the Company’s shareholders was approved in advance by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or

(iii) the Company is merged or consolidated with any other company, other than a merger or consolidation which would result in the shareholders of the Company immediately prior thereto continuing to own (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iv) the complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a liquidation of the Company or sale of its assets to an Affiliate into a wholly-owned subsidiary.

(j) Code: The Internal Revenue Code of 1986, as amended, or any successor thereto.

(k) Committee: The Board of Directors of the Company, the Compensation Committee of the Board, or, if applicable, the subcommittee to which such Committee delegates its duties and powers.

(l) Company: Curative Biosciences, Inc.

(m) Disability: Inability to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which constitutes a permanent and total disability, as defined in Section 22(f)(3) of the Code (or any successor section thereto). The determination whether a Participant has suffered a Disability shall be made by the Committee based upon such evidence as it deems necessary and appropriate. A Participant shall not be considered disabled unless he or she furnishes such medical or other evidence of the existence of the Disability as the Committee, in its sole discretion, may require.

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(n) Effective Date: The date set the Plan has been approved by the Company’s Board of Directors and majority shareholders (April 20, 2018).

(o) Employer: The Company, a Subsidiary or an Affiliate, as applicable, which employs any given Participant.

(p) Fair Market Value of Common Stock shall be determined for purposes of this Plan, except as provided below in connection with a cashless exercise through a broker, it shall be determined as follows: (a) if the Common Stock is listed on an established stock exchange or any automated quotation system that provides sale quotations, the closing sale price for a share of the Common Stock on such exchange or quotation system on the date as of which fair market value is to be determined, (b) if the Common Stock is not listed on any exchange or quotation system, but bid and asked prices are quoted and published, the mean between the quoted bid and asked prices on the date as of which fair market value is to be determined, and if bid and asked prices are not available on such day, on the next preceding day on which such prices were available; and (c) if the Common Stock is not regularly quoted, the fair market value of a share of Common Stock on the date as of which fair market value is to be determined, as established by the Committee in good faith. In the context of a cashless exercise through a broker, the “Fair Market Value” shall be the price at which the Common Stock subject to the stock option is actually sold in the market to pay the option exercise price. Notwithstanding the foregoing, if so determined by the Committee, “Fair Market Value” may be determined as an average selling price during a period specified by the Committee that is within 30 days before or 30 days after the date of grant, provided that the commitment to grant the stock right based on such valuation method must be irrevocable before the beginning of the specified period, and such valuation method must be used consistently for grants of stock rights under the same and substantially similar programs during any particular calendar year.

(q) ISO: An Option that is also an incentive stock option granted pursuant to Section 6(d) of the Plan.

(r) Stock-Based Awards: Awards granted pursuant to Section 8 of the Plan. Option: A stock option granted pursuant to Section 6 of the Plan. Option Price: The purchase price per Share of an Option, as determined pursuant to Section 6(a) of the Plan.

(s) Participant: An employee or director of the Company, its Parent, Subsidiary or Affiliate, or an individual who is not such an employee or director but who otherwise performs services for the Company, its Parent, Subsidiary or Affiliate, and in any case, who is selected by the Committee to participate in the Plan.

(t) Performance-Based Awards: Certain Other Stock-Based Awards granted pursuant to Section 8(b) of the Plan.

(u) Person: A “person”, as such term is used for purposes of Section 13(d) or 14(d) of the Act (or any successor section thereto).

(v) Plan: Curative Biosciences, Inc. 2018 Equity Compensation Plan.

(w) Public Offering: A sale of shares of the Company’s common stock to the public pursuant to a registration statement under the Securities Act of 1933, as amended, that has been declared effective by the Securities and Exchange Commission (other than a registration statement on Form S-4 or Form S-8, or any other successor or other forms promulgated for similar purposes, or a registration statement in connection with an offering to employees of the Company and its Subsidiaries) that results in an active trading market in the Company’s common stock.

(x) Shares: Shares of Common Stock of the Company, $0.001 par value per Share.

(y) Subsidiary: A subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

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3. SHARES SUBJECT TO THE PLAN

The total number of Shares which may be issued under the Plan shall not exceed 5,000,000 Shares. The Shares may consist, in whole or in part, of unissued Shares or treasury Shares. The issuance of Shares or the payment of cash upon the exercise of an Award shall reduce the total number of Shares available under the Plan, as applicable. Shares which are subject to Awards which terminate or lapse may be granted again under the Plan.

Any Shares of Common Stock subject to an Award or incentive that is subsequently canceled, forfeited, or expires prior to exercise or realization, whether in full or in part, shall be available again for issuance or delivery under the Plan. Notwithstanding the foregoing, shares subject to an incentive under the Plan shall not be available again for issuance or delivery under the Plan if such shares were (a) tendered in payment of the exercise price of a stock option; (b) covered by, but not issued upon settlement of, stock-settled SARs; or (c) delivered or withheld by the Company to satisfy any tax withholding obligation related to a stock option or stock-settled SAR. If an Incentive, by its terms, may be settled only in cash, then the grant, vesting, payout, settlement, or forfeiture of such Incentive shall have no impact on the number of shares available for grant under the Plan.

In the event of any recapitalization, reclassification, stock dividend, stock split, combination of shares or other comparable change in the Common Stock, all limitations on numbers of shares of Common Stock provided in this Section 3 and the number of shares of Common Stock subject to outstanding Incentives shall be equitably adjusted in proportion to the change in outstanding shares of Common Stock. In addition, in the event of any such change in the Common Stock, the Committee shall make any other adjustment that it determines to be equitable, including adjustments to the exercise price of any option or the Base Price (defined in Section 7.5) of any SAR and any per share performance objectives of any Incentive in order to provide participants with the same relative rights before and after such adjustment.

4. ADMINISTRATION

The Plan shall be administered by the Board of Directors or the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as “non-employee directors” within the meaning of Rule 16b-3 under the Act (or any successor rule thereto) and “outside directors” within the meaning of Section 162(m) of the Code (or any successor section thereto). Awards may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or its affiliates or a company acquired by the Company or with which the Company combines. The number of Shares underlying such substitute awards shall be counted against the aggregate number of Shares available for Awards under the Plan. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors). The Committee shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). The Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the exercise of an Award. Unless the Committee specifies otherwise, the Participant may elect to pay a portion or all of such withholding taxes by (a) delivery in Shares or (b) having Shares withheld by the Company from any Shares that would have otherwise been received by the Participant.

5. LIMITATIONS

No Award may be granted under the Plan after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

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6. TERMS AND CONDITIONS OF OPTIONS

Options granted under the Plan shall be, as determined by the Committee, nonqualified or incentive stock options for federal income tax purposes, as evidenced by the related Award agreements, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:

(a) Option Price. The Option Price per Share shall be determined by the Committee.

(b) Exercisability. Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted.

(c) Exercise of Options. Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of Section 6 of the Plan, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to clauses (i), (ii) or (iii) in the following sentence. The purchase price for the Shares as to which an Option is exercised shall be paid to the Company in full at the time of exercise at the election of the Participant (i) in cash or its equivalent (e.g., by check); (ii) in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided, that such Shares have been held by the Participant for no less than six months (or such other period as established from time to time by the Committee or generally accepted accounting principles); (iii) partly in cash and partly in such Shares; or (iv) through the delivery of irrevocable instruments to a broker to deliver promptly to the Company an amount equal to the aggregate Option price for the shares being purchased. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.

(d) ISOs. The Committee may grant to employees Options under the Plan that are intended to be ISOs. Such ISOs shall comply with the requirements of Section 422 of the Code (or any successor section thereto), including, without limitation the requirement that the Option Price per Share subject to an ISO shall not be less than 100% of the Fair Market Value of the Shares on the date an ISO is granted. No ISO may be granted to any Participant who at the time of such grant, owns more than ten percent of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless (i) the Option Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (i) within two years after the date of grant of such ISO or (ii) within one year after the transfer of such Shares to the Participant, shall notify the Company of such disposition and of the amount realized upon such disposition.

(e) Attestation. Wherever in this Plan or any agreement evidencing an Award a Participant is permitted to pay the exercise price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Option.

(f) Limitations on Repricing. Except for adjustments pursuant to this Section 6 or actions permitted to be taken by the Committee in the event of a Change of Control, unless approved by the shareholders of the Company, (a) the exercise price for any outstanding option granted under this Plan may not be decreased after the date of grant; and (b) an outstanding option that has been granted under this Plan may not, as of any date that such option has a per share exercise price that is greater than the then-current Fair Market Value of a share of Common Stock, be surrendered to the Company as consideration for the grant of a new option or SAR with a lower exercise price, shares of restricted stock, restricted stock units, an Other Stock-Based Award, a cash payment, or Common Stock.

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7. STOCK-BASED AWARDS

The Committee, in its sole discretion, may grant Awards of Shares, Awards of restricted Shares and Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares (“Stock-Based Awards”). Such Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine to whom and when other Stock-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Stock-Based Awards; whether such Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).

(a) Performance-Based Awards. Notwithstanding anything to the contrary herein, certain Stock-Based Awards granted under this Section 8 may be granted in a manner which is deductible by the Company under Section 162(m) of the Code (or any successor section thereto) (“Performance-Based Awards”). A Participant’s Performance-Based Award shall be determined based on the attainment of written performance goals approved by the Committee for a performance period established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period. The performance goals, which must be objective, shall be based upon one or more of the following criteria: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share; (v) book value per Share; (vi) return on shareholders’ equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital and (xviii) return on assets. The foregoing criteria may relate to the Company, one or more of its Subsidiaries or one or more of its divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the performance goals may be calculated without regard to extraordinary items. The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, to so certify and ascertain the amount of the applicable Performance Based Award. No Performance-Based Awards will be paid for such performance period until such certification is made by the Committee. The amount of the Performance-Based Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however, that a Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Section 162(m) of the Code, elect to defer payment of a Performance-Based Award.

(b) Stock Appreciation Rights. A stock appreciation right, or SAR, is a right to receive, without payment to the Company, a number of shares of Common Stock, cash, or any combination thereof, the number or amount of which is determined pursuant to the formula set forth herein. Each SAR granted by the Committee under the Plan shall be subject to the terms and conditions of the Plan and the applicable Award Agreement. Each SAR granted to any participant shall relate to such number of shares of Common Stock as shall be determined by the Committee, subject to adjustment as provided herein. The term of each SAR shall be determined by the Committee, but shall not exceed a maximum term of ten years. Subject to the terms of this Plan, each SAR shall become exercisable at such time or times during its term as shall be determined by the Committee and provided for in the Award Agreement. Notwithstanding the foregoing, the Committee may accelerate the exercisability of any SAR at any time in its discretion. The number of shares of Common Stock which shall be issuable upon the exercise of a SAR payable in Common Stock shall be determined by dividing: (i) the number of shares of Common Stock as to which the SAR is exercised, multiplied by the amount of the appreciation in each such share (for this purpose, the “appreciation” shall be the amount by which the Fair Market Value (as defined herein) of a share of Common Stock subject to the SAR on the trading day prior to the Exercise Date exceeds the “Base Price,” which is an amount, not less than the Fair Market Value of a share of Common Stock on the date of grant, which shall be determined by the Committee at the time of grant, subject to adjustment under Section 3); by (ii) the Fair Market Value of a share of Common Stock on the Exercise Date. A SAR may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of SARs that the holder wishes to exercise. The date that the Company receives such written notice shall be referred to herein as the “Exercise Date.” The Company shall, within 30 days of an Exercise Date, deliver to the exercising holder certificates for the shares of Common Stock to which the holder is entitled pursuant to this Section 7 or cash or both, as provided in the Incentive Agreement. If so provided in the Award Agreement, a SAR may be exercised for cash equal to the Fair Market Value of the shares of Common Stock that would be issuable under Section 7, if the exercise had been for Common Stock.

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(c) Restricted Stock. The Committee may award shares of restricted stock to such eligible participants as determined pursuant to the terms of Section 3. An award of restricted stock shall be subject to such restrictions on transfer and forfeitability provisions and such other terms and conditions, including the attainment of specified performance goals, as the Committee may determine, subject to the provisions of the Plan. At the time an award of restricted stock is made, the Committee shall establish a period of time during which the transfer of the shares of restricted stock shall be restricted and after which the shares of restricted stock shall be vested (the “Restricted Period”). Each award of restricted stock may have a different Restricted Period. The participant receiving restricted stock shall enter into an agreement with the Company setting forth the conditions of the grant. Any certificates representing shares of restricted stock shall be registered in the name of the participant and deposited with the Company, together with a stock power endorsed in blank by the participant. Each such certificate shall bear a legend in substantially the following form:

The transferability of this certificate and the shares of Common Stock represented by it are subject to the terms and conditions (including conditions of forfeiture) contained in the Company 2018 Equity Compensation Plan (the “Plan”), and an agreement entered into between the registered owner and Company, Inc. (the “Company”) thereunder. Copies of the Plan and the agreement are on file at the principal office of the Company.

Alternatively, in the discretion of the Company, ownership of the shares of restricted stock and the appropriate restrictions shall be reflected in the records of the Company’s transfer agent and no physical certificates shall be issued. Any and all cash and stock dividends paid with respect to the shares of restricted stock shall not be paid currently, but rather shall vest or be forfeited in tandem with the related shares of restricted stock. Upon the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Committee, the restrictions applicable to the restricted stock shall lapse, and the Company shall cause to be delivered to the participant or the participant’s estate, as the case may be, the number of shares of restricted stock with respect to which the restrictions have lapsed, free of all such restrictions and legends, except any that may be imposed by law. The Company, in its discretion, may elect to deliver such shares through issuance of a stock certificate or by book entry. Subject to the terms and conditions of the Plan and the applicable Award agreement, each participant receiving restricted stock shall have all the rights of a shareholder with respect to shares of stock during the Restricted Period, including without limitation, the right to vote any shares of Common Stock.

(d) Restricted Stock Units. A restricted stock unit, or RSU, represents the right to receive from the Company on the respective scheduled vesting or payment date for such RSU, one share of Common Stock. An award of RSUs may be subject to the attainment of specified performance goals or targets, forfeitability provisions and such other terms and conditions as the Committee may determine, subject to the provisions of the Plan. At the time an award of RSUs is made, the Committee shall establish a period of time during which the restricted stock units shall vest (the “Vesting Period”). Each award of RSUs may have a different Vesting Period. Subject to the restrictions imposed under the terms and conditions of this Plan and subject to any other restrictions that may be imposed in the Incentive Agreement, each participant receiving restricted stock units shall have no rights as a shareholder with respect to such restricted stock units until such time as shares of Common Stock are issued to the participant.

(e) Other Stock Awards. The Committee may grant to eligible participants “Other Stock-Based Awards,” which shall consist of awards (other than options, SARs, restricted stock, or RSUs, described in above Sections hereof paid out in shares of Common Stock or the value of which is based in whole or in part on the value of shares of Common Stock. Other Stock-Based Awards may be awards of shares of Common Stock, awards of phantom stock, or may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of, or appreciation in the value of, Common Stock (including, without limitation, securities convertible or exchangeable into or exercisable for shares of Common Stock), as deemed by the Committee consistent with the purposes of this Plan. Subject to terms of this Plan, the Committee shall determine the terms and conditions of any Other Stock-Based Award (including which rights of a shareholder, if any, the recipient shall have with respect to Common Stock associated with any such award) and may provide that such award is payable in whole or in part in cash. An Other Stock-Based Award may be subject to the attainment of such specified performance goals or targets as the Committee may determine, subject to the provisions of this Plan.

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8. ADJUSTMENTS UPON CERTAIN EVENTS

Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

(a) Generally. In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares other than regular cash dividends or any transactions similar to the foregoing, the Committee in its sole discretion and without liability to any person may make such substitution or adjustment, if any, as it deems to be equitable, as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the Option Price and/or (iii) any other affected terms of such Awards.

(b) Change in Control. Except as otherwise provided in an Award agreement or an employment, severance or change in control agreement, in the event of a Change in Control or a Parent Triggering Event, the Committee in its sole discretion and without liability to any person may take such actions, if any, as it deems necessary or desirable with respect to any Award (including, without limitation, (i) the acceleration of an Award, (ii) the payment of a cash amount in exchange for the cancellation of an Award and/or (iii) the requiring of the issuance of substitute Awards that will substantially preserve the value, rights and benefits of any affected Awards previously granted hereunder) as of the date of the consummation of the Change in Control.

9. NO RIGHT TO EMPLOYMENT OR AWARDS

The granting of an Award under the Plan shall impose no obligation on the Company or any Subsidiary to continue the employment or service or consulting relationship of a Participant and shall not lessen or affect the Company’s or Subsidiary’s right to terminate the employment or service or consulting relationship of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

10. SUCCESSORS AND ASSIGNS

The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

11. NONTRANSFERABILITY AWARDS

Unless otherwise determined by the Committee or as hereinafter provided, an Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant. However, unless the Award agreement provides otherwise, a Participant may transfer his or her rights under a nonqualified Option agreement, by assignment, satisfactory in form and substance to the Committee, to a trust or similar entity established solely for the benefit of the Participant’s lineal descendants; provided, that such assignee must first agree to be bound by the same terms and conditions as the Participant with respect to such Option; and provided, further, that the rights of such assignee shall not themselves be transferable.

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12. AMENDMENTS OR TERMINATION

The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which, (a) without the approval of the shareholders of the Company, would (except as is provided in Section 9 of the Plan), increase the total number of Shares reserved for the purposes of the Plan or change the maximum number of Shares for which Awards may be granted to any Participant or (b) without the consent of a Participant, would impair any of the rights or obligations under any Award theretofore granted to such Participant under the Plan; provided, however, that the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws. Notwithstanding anything to the contrary herein, the Board may not amend, alter or discontinue the provisions relating to Section 8(b) of the Plan after the occurrence of a Change in Control.

13. INTERNATIONAL PARTICIPANTS

With respect to Participants who reside or work outside the United States of America and who are not (and who are not expected to be) “covered employees” within the meaning of Section 162(m) of the Code, the Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the requirements of local law.

14. CHOICE OF LAW

The Plan shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflicts of laws.

15. EFFECTIVENESS OF THE PLAN

The Plan shall be effective as of the Effective Date.

16. DURATION OF THE PLAN

No Awards may be granted under the Plan after April 24, 2028; provided, however, that subject to Section 12, the Plan shall remain in effect after such date with respect to awards granted prior to that date, until all such awards have either been satisfied by the issuance of shares of Common Stock or otherwise been terminated under the terms of the Plan and all restrictions imposed on shares of Common Stock in connection with their issuance under the Plan have lapsed.

17. LIABILITY

Neither Company, its affiliates or any of their respective directors or officers shall be liable to any participant relating to the participant’s failure to (i) realize any anticipated benefit under an Incentive due to the failure to satisfy any applicable conditions to vesting, payment or settlement, or (ii) realize any anticipated tax benefit or consequence due to changes in applicable law, the particular circumstances of the participant, or any other reason. No member of the Committee (or officer of the Company exercising delegated authority of the Committee under Section 4 thereof) will be liable for any action or determination made in good faith with respect to this Plan or any Award.

18. DATA PRIVACY

As a condition of receipt of any Incentive, each participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this Section by and among, as applicable, the Company and its affiliates for the exclusive purpose of implementing, administering, and managing the Plan and Incentives and such participant’s participation in the Plan. In furtherance of such implementation, administration, and management, the Company and its affiliates may hold certain personal information about a participant, including, but not limited to, the participant’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company or any of its affiliates, and details of all Awards (the “Data”). In addition to transferring the Data amongst themselves as necessary for the purpose of implementation, administration, and management of the Plan and Incentives and the participant’s participation in the Plan, the Company and its affiliates may each transfer the Data to any third parties assisting the Company in the implementation, administration, and management of the Plan and Incentives and such participant’s participation in the Plan. Recipients of the Data may be located in the participant’s country or elsewhere, and the participant’s country and any given recipient’s country may have different data privacy laws and protections. By accepting an Incentive, each participant authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of assisting the Company in the implementation, administration, and management of the Plan and Incentives and such participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the participant may elect to deposit any shares of Common Stock. The Data related to a participant will be held only as long as is necessary to implement, administer, and manage the Plan and Incentives and the participant’s participation in the Plan. A participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such participant, recommend any necessary corrections to the Data with respect to the participant, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. However, if a participant refuses or withdraws the consents described herein, the Company may cancel the participant’s eligibility to participate in the Plan, and in the Committee’s discretion, the participant may forfeit any outstanding Incentive. For more information on the consequences of refusal to consent or withdrawal of consent, participants may contact their local human resources representative.

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